Exhibit 99.1

April 28, 2015

Lee D. Keddie
8719 258th Ave. NE
Redmond, WA 98053

Dear Mr. Keddie,

As you are no doubt aware, over the last few weeks I have had several discussions with David Pointer and a meeting with Chuck Gillman on April 14, 2015, both of whom have represented that they are involved with you in your pursuit to nominate directors to the Board of Essex Rental Corp. On Sunday evening of this week I again reached out to Mr. Pointer to discuss your continued pursuit of board seats through a contested election process despite the fact that our Board has extended an invitation to you to have any or all of your purported candidates evaluated by our Nominating Committee. I was extremely disappointed last evening to receive feedback from Mr. Pointer that, after discussion with you and Mr. Gillman, you had concluded that a settlement was not productive and that you would prefer to continue to pursue a contested proxy contest.
We are perplexed by your decision. As per my letter to you of April 15, 2015, on behalf of Essex's Board I notified you that your purported nomination notice was defective and, as a result, you would not be entitled to make nominations at Essex's Annual Meeting of Stockholders. It was in that letter that we nonetheless offered to meet with and evaluate your candidates. You never responded to our offer. Instead, you filed a proxy statement which clearly contains the rhetoric of Kevin Casey, assertions which we find it difficult to understand how you can make after being a stockholder for only 50 days and never once interacting with management or anybody else involved at Essex.
Second, you claim that you have stockholders' best interests in mind as you pursue your board seats, but instead of engaging with us to resolve the situation amicably, you have chosen to pursue an excessively expensive, and immensely distracting course of action. Moreover, we understand that it is your expectation that Essex would ultimately reimburse you for your expenses incurred in this pursuit - essentially requiring stockholders to pay twice for your decision to seek a contested path. As you only own 500 shares of our common stock, this element of your decision may not be meaningful to you, but to me personally (the owner of more than 2.5 million shares), and the company's other stockholders, it is very upsetting.
In what we believe is in the best interests of our stockholders, we will extend our offer once again to meet to discuss your concerns and to see if there are productive solutions, including the possibility of providing you with representation on Essex's Board. For the benefit of our stockholders, we sincerely hope you will reconsider your decision.
On behalf of the Board of Directors,

/s/ Laurence S. Levy
Laurence S. Levy
Chairman